SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               _________________

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                           Metrocall Holdings, Inc.
                               _________________
                               (Name of Issuer)

                                 Common Stock
                               _________________
                        (Title of Class of Securities)

                                   59164X105
                               _________________
                                (CUSIP Number)

                                 June 4, 2003
                               _________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]  Rule 13d-1(b)
     [ X ]  Rule 13d-1(c) (Amendment)
     [   ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 9


CUSIP No.  59164X105                                   13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON         Aspen Partners (a series of Aspen
                                           Capital Partners, L.P.)

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY           ------------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       0
          REPORTING            ------------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                               ------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN

-------------------------------------------------------------------------------

CUSIP No.  59164X105                                   13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                          Aspen Capital LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY           ------------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       0
          REPORTING            ------------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                               ------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00

-------------------------------------------------------------------------------

CUSIP No. 59164X105                                    13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                        Aspen Advisors LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY            -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       0
          REPORTING             -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00
-------------------------------------------------------------------------------

CUSIP No. 59164X105                                    13G
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                  Nikos Hecht
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY            -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       0
          REPORTING             -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN
-------------------------------------------------------------------------------


Item 1(a).        Name of Issuer.

                  Metrocall Holdings, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  6677 Richmond Highway, Alexandria, Virginia  22306

Item 2(a).        Name of Person Filing.

                  1. Aspen Partners, a series of Aspen Capital Partners, L.P.
                     (the "Partnership")
                  2. Aspen Capital LLC, its General Partner (the "General
                     Partner")
                  3. Aspen Advisors LLC, investment adviser to Aspen Partners
                     & others, including two managed accounts holding securities of the issuer (the "Adviser")
                  4. Nikos Hecht, Managing Member of the General Partner and
                     the Adviser

Item 2(b).        Address of Principal Business Office or, if None, Residence.
                  c/o Aspen Advisors LLC
                  152 W. 57th Street, 46th Floor
                  New York, NY 10019

Item 2(c).        Citizenship.

                  The Partnership, General Partner and Adviser: Organized in Delaware Nikos Hecht: U.S. citizen

Item 2(d).        Title of Class of Securities.

                  Common Stock

Item 2(e).        CUSIP Number.

                  59164X105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) [ ] An investment adviser in accordance with ss.ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with ss.ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with ss.ss. 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)      [ ] Group, in accordance with
                           ss.ss.240.13d-1(b)(1)(ii)(J).


Item 4.           Ownership.

                  On June 4, 2003, all of the Common Stock beneficially owned by the reporting persons was sold. Therefore, the reporting persons no longer have any power to vote or to direct the vote of the Common Stock or to dispose or direct the disposition of the Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following. [ X ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.


                  The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially own any of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 16, 2003

                                         ASPEN PARTNERS, A SERIES OF ASPEN
                                         CAPITAL PARTNERS, L.P.
                                         By: Aspen Capital LLC, General Partner


                                         By: /s/ Nikos Hecht
                                             ----------------------------------
                                                 Nikos Hecht
                                                 Title:  Managing Member


                                         ASPEN CAPITAL LLC


                                         By: /s/ Nikos Hecht
                                             ----------------------------------
                                                 Nikos Hecht
                                                 Title:  Managing Member


                                         ASPEN ADVISORS LLC


                                         By: /s/ Nikos Hecht
                                             ----------------------------------
                                                 Nikos Hecht
                                                 Title:  Managing Member

                                         NIKOS HECHT


                                         By: /s/ Nikos Hecht
                                             ----------------------------------
                                                 Nikos Hecht